Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 14, 2011
Registration Statement Nos. 333-148505 and
333-148505-01
Free Writing Prospectus dated February 11, 2011
$500,000,000
Series 2011-1 Asset Backed Notes
Ford Credit Floorplan Master Owner Trust A
Issuing Entity or Trust

Ford Credit Floorplan Corporation	Ford Motor
Ford Credit Floorplan LLC	Credit Company LLC
Depositors	Sponsor and Servicer
The depositors have prepared a prospectus supplement and prospectus which describe the Series 2011-1 notes to be issued by the trust. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes offered thereunder.
Ratings
The depositors expect that the Series 2011-1 notes will receive the indicated ratings from the nationally recognized statistical rating organizations it has hired to rate the Series 2011-1 notes listed below.

	S&P	Moody’s	Fitch
Class A-1 notes	AAA	Aaa	AAA
Class A-2 notes	AAA	Aaa	AAA
Class B notes(1)	AA+	Aa1	AA
Class C notes(1)	A	Aa3	A
Class D notes(1)	BBB	A3	BBB

(1)	The Class B, Class C and Class D notes are not being offered by this free writing prospectus, the prospectus supplement or the prospectus.

BNP PARIBAS

Deutsche Bank Securities

RBS

Credit Suisse		RBC Capital Markets

The depositors have filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling toll-free at 1-800-503-4611.